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                                               EXHIBIT 3.19
                          MEMORANDUM OF
                     NALLEY'S CANADA LIMITED


          1.   The name of the Company is 'Nalley's Canada
Limited'.

          2. The authorized capital of the Company consists of 38,000 shares divided as follows:

               (a) 500 Preference Shares with a par value of $100.00 each;

               (b) 37,500 Ordinary Shares with a par value of $2.00 each.

          3. The Preference Shares will have attached to them the special rights and restrictions as set out in the Articles.